Exhibit 8.2

[Letterhead of Shearman & Sterling LLP]

June 24, 2019

Toyota Motor Corporation

1 Toyota-cho, Toyota City

Aichi Prefecture 471-8571

Japan

Ladies and Gentlemen:

We are acting as U.S. tax counsel to Toyota Motor Corporation, a limited liability, joint-stock company incorporated under the laws of Japan (“Toyota”), in connection with the preparation of the Registration Statement on Form F-4 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), shares of common stock of Toyota to be delivered in a share exchange between Toyota Housing Corporation, a limited liability, joint-stock company incorporated under the laws of Japan (“THC”), and Misawa Homes Co., Ltd., a limited liability, joint-stock company incorporated under the laws of Japan (“Misawa Homes”), under the Companies Act of Japan (the “Share Exchange”) pursuant to a share exchange agreement dated as of May 9, 2019 between THC and Misawa Homes. Any defined term used and not defined herein has the meaning given to it in the prospectus (the “Prospectus”) included in the Registration Statement.

For purposes of the opinion set forth below, we have, with the consent of Toyota, THC and Misawa Homes, relied upon the accuracy of the transactions described in the Registration Statement and the Prospectus.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended, the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as of the date of effectiveness of the Registration Statement, it is our opinion that:

Subject to the limitations set forth therein, the discussion contained in the Prospectus under the caption “Taxation—U.S. Federal Income Tax Consequences” is our opinion as to the material U.S. federal income tax consequences of the Share Exchange to U.S. Holders (as such term is defined in “Taxation”) under currently applicable law.

This opinion letter speaks only as of the date of effectiveness of the Registration Statement. Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus under “Taxation—U.S. Federal Income Tax Consequences.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP